UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 30, 2018

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3363 NE 163rd Street, Suite 705, North Miami Beach, FL	33160
(Address of Principal Executive Offices)	(Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 30, 2018, Unified Portfolio Acquisitions, LLC (the “Purchaser”), a subsidiary of Net Element, Inc. (the “Company”), entered into an Advance and Residual Purchase Agreement (the “Agreement”) with Universal Partners, LLC (“Universal”). Pursuant to the Agreement, the Purchaser acquired certain transactional services portfolios (“cash flow assets”) from Universal and Payment Club, LLC (together with Universal, the “Seller”) for $2,700,000 (the “Advance Amount”). The cash flow assets consist of residuals (the “Residuals”) that the Sellers are entitled to receive pursuant to certain agreements (the “Combined Marketing Agreements”) with TOT Payments, LLC (doing business as Unified Payments), a subsidiary of the Company, or any other agreements pursuant to which the Seller is entitled to residuals.

The Advance Amount is to be repaid to the Purchaser whereby each and every month, commencing from July 1, 2018 (the “Effective Date”) and for a period of 24 months thereafter, terminating on June 30, 2020 (the “Advance Period”), the Purchaser is entitled to a certain amount of the Residuals. Such Residuals due to the Purchaser are secured by certain of the Seller’s property as collateral.

At the end of the Advance Period (the “Transfer Date”), the Purchaser and the Seller will create a new static portfolio pool of mutually agreed residual income from Seller ISO codes comprising merchant accounts boarded by the Seller under the Combined Marketing Agreements (the “Portfolio Residuals”). From and after the Transfer Date, the Purchaser and Seller will share/split the Portfolio Residuals with the Purchaser owning an 80% interest in the Portfolio Residuals and the Seller owning a 20% interest in the Portfolio Residuals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2018

NET ELEMENT, INC.

By:	/s/ Jeffrey Ginsberg
Name:	Jeffrey Ginsberg
Title:	Chief Financial Officer

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